EXHIBIT 10.31

SEPARATION AGREEMENT

     SEPARATION AGREEMENT (this “Agreement”) dated as of December 1, 2003 by and among Global eXchange Services, Inc., a Delaware corporation (together with its successors, the “Company”), GXS Holdings, Inc., a Delaware corporation (together with its successors, “GXS”), and Harvey Seegers (“Executive”), to be effective as of the Effective Date.

     WHEREAS, the Company, GXS and Executive entered into the Employment Agreement dated as of September 28, 2002 (the “Employment Agreement”), pursuant to which Executive agreed to serve as President and Chief Executive Officer;

     NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:

     1. Separation. Effective as of December 1, 2003 (the “Separation Date”), Executive’s employment as President and Chief Executive Officer of the Company has terminated, together with all other positions which he holds with the Company, GXS, and their subsidiaries and affiliates, including his position on the Board of Directors of such entities. The termination of Executive’s employment shall constitute a termination without Cause (other than by reason of Executive’s death or disability) for purposes of the Employment Agreement.

     2. Separation Payments and Benefits. Subject to Executive’s execution of the release set forth in Section 3 hereof and his compliance with theprovisions of this Agreement and the Proprietary Information and Inventions Agreement dated September 30, 2002 (the “Proprietary Agreement”) between Executive and the Company, Executive shall receive the following benefits and payments, reduced by any required withholding of taxes, in satisfaction of the Company’s obligations to Executive under the Employment Agreement or otherwise:

     (a) Accrued Compensation. The Company has paid or shall pay Executive any accrued but unpaid compensation through the Separation Date as required by applicable law.

     (b) Severance Payments. As soon as practicable after the Effective Date, the Company shall pay to Executive a lump sum in cash equal to $1,443,145, which represents the sum of (i) the pro rata portion (through the Separation Date) of the First-Year Bonus (as defined in the Employment Agreement) paid to Executive (which was $333,000 for calendar year 2002) and (ii) 1.5 times the sum of (A) Executive’s current base salary (which is $425,000 on an annualized basis) and (B) the First Year Bonus paid to Executive (which was $333,000 for calendar year 2002).

     (c) Equity. As of the Effective Date, each option to purchase shares of stock of GXS (the “Options”) held by Executive as of the Separation Date shall become immediately vested and exercisable. The Options shall remain exercisable for 12 months following the Separation Date, at which time they will terminate if not exercised. The Options (and any stock acquired on exercise thereof) shall remain subject to the terms of the GXS Stock Incentive Plan and the applicable option agreement (together, the “Option Agreement’’, including but not limited to any rights of repurchase by GXS.

     3. Release. Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which Executive has or may have, whether known or unknown, against the Company, GXS, their subsidiaries, stockholders, affiliates, predecessors and successors and all their officers, directors, and employees by reason of, matter, cause or thing which has occurred prior to the Effective Date in Executive’s capacity as an employee or securityholder of the Company or its affiliates or otherwise (“Claims”). Executive understands and accepts that this Agreement specifically covers, but is not limited to, any and all Claims which Executive has or may have against the Company, GXS and their affiliates relating in any way to his employment arrangements or to compensation, or to any other terms, conditions or circumstances of his former employment with the Company and its affiliates, and to the termination of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including under the Age Discrimination in Employment Act), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Executive acknowledges that this Release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law that purports to limit the scope of a general release. Notwithstanding the foregoing, Executive does not waive any rights which he may be entitled to seek to enforce this Agreement or to seek indemnification with respect to liability incurred by Executive as an officer or director of the Company or its affiliates. Executive agrees the obligations set forth in Section 2 of this Agreement are the only outstanding obligations of the Company and its affiliates to Executive.

     4. Confidentiality; No Disparagement. (a) Executive agrees not to make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation. Executive agrees not to participate in the publication of any information concerning the facts underlying the termination of his employment and this Agreement, other than in cooperation with the Company.

The Company and GXS agree not to make any negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive. The Company and GXS agree not to participate in the publication of any information concerning the facts underlying the termination of Executive’s employment and this agreement, other than in cooperation with the Executive.

     (b) Each of the Company and GXS agrees that it shall not, and shall not authorize any of its officers, agents, employees or other representatives to, make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, which may, directly or indirectly, in any way disparage or be damaging to Executive.

     5. Covenants. (a) Executive acknowledges and agrees that he will continue to be bound by the Proprietary Agreement. Without limiting the foregoing, Executive agrees that all Proprietary Information (as defined in the Proprietary Agreement) obtained by Executive as a result of his position or involvement with the Company and its affiliates shall be considered confidential. In recognition of such fact, Executive agrees not to disclose any of such Proprietary Information to any person or other entity for any reason or purpose whatsoever and not to make use of any Proprietary Information for his own purposes or for the benefit of any person or other entity. Executive agrees to deliver to the Company all memoranda, notes, devices documents, and other data, together with all copies thereof, and any other material relating to the business of the Company and its affiliates.

     (b) For a period of 18 months after the Separation Date, Executive shall not, on his account, or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any firm or person which directly competes with a line or lines of business which the Company, GXS or any of their subsidiaries was engaged in or sought to be engaged in during the Employment Term; provided that Executive may (i) purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in Executive beneficially owning, directly or indirectly, at any time 5% or more of the equity securities of any such corporation and (ii) be an employee, independent contractor or officer of any such firm or person provided Executive has no direct or indirect duties or responsibilities with respect to any activities of such firm or person which are competitive with any line or lines of business of the Company, GXS or any of their subsidiaries.

     (c) For a period of 18 months after the Separation Date, Executive shall not, directly or indirectly:

     (i) induce or attempt to induce any employee of the Company, GXS or their subsidiaries be employed or perform services elsewhere;

     (ii) solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, GXS or any of their subsidiaries or which the Company, GXS or any of their subsidiaries is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of’ the Company, GXS or any of their subsidiaries.

     (d) In connection with the termination of Executive’s employment hereunder, Executive shay cooperate with the Company and its affiliates to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request.

     6. Remedies. (a) Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining ! order, temporary or permanent injunction or any other equitable remedy which may then be available.

     (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall I be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     7. Entire Agreement; Amendment. This Agreement, together with the Proprietary Agreement and the Option Agreement, contains the entire r understanding of the parties with respect to the termination of Executive’s employment and supersedes any other agreements or plans with the Company, GXS and their affiliates pursuant to which Executive may have rights (including the Employment Agreement), except that the terms of the Proprietary Agreement and Option Agreement shall continue in full force and effect.. It may not be altered, modified or amended except by a written agreement signed by both parties hereto.

     8. Effectiveness. Executive has been advised, and understands, that (i) Executive have 21 days to consider this Agreement (which shall be considered waived should Executive execute this letter prior to the lapse of such 21 days), (ii) Executive can revoke this Agreement during a period of 7 days following its execution, and (iii) this Agreement will become effective and enforceable upon the expiration of the revocation period (the “Effective Date”).

     9. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that tern or any other term of this Agreement.

     10. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby

     11. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to an affiliate or successor of the Company. l

     12. Acknowledgment. Executive acknowledges that Executive has carefully read this Agreement, fully understands and accepts all of its provisions and signs it voluntarily of Executive’s own free will. Executive further acknowledges that he has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of his choice.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

GLOBAL EXCHANGE SERVICES, INC:

By: /s/ Bruce E. Hunter, Senior Vice President

GXS HOLDINGS, INC.

By: /s/ Bruce E. Hunter, Senior Vice President

Executive:

/s/ Harvey Seegers